Exhibit 10.42

Certain information has been excluded from this Exhibit because it is both not materIal and would likely cause competitive harm to the company if publicly disclosed.  Omissions are designated as [***].

EXECUTION

RECRUITING SERVICES AGREEMENT

This RECRUITING SERVICES AGREEMENT (“Agreement”) is made and entered into as of March 4, 2020 (the “Effective Date”), by and between VIVINT SOLAR DEVELOPER, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “VSLR”), and VIVINT, INC., a Utah corporation (together with its successors and permitted assigns “Smart Home”). Each of VSLR and Smart Home may also be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, VSLR and Smart Home are affiliate business entities;

WHEREAS, the Parties entered into (i) that certain Master Intercompany Framework Agreement, dated as of September 30, 2014 (the “Framework Agreement”); (ii) that certain Marketing and Customer Relations Agreement, dated as of September 30, 2014, as amended by that certain Marketing and Customer Relations Agreement No. 1, dated as of November 30, 2016, and as further amended by that certain Marketing and Customer Relations Agreement No. 2, dated as of August 16, 2017 (collectively, the “Marketing Agreement”); and (iii) the Non-Competition and Non-Solicitation Agreement, dated as of September 30, 2014, as amended by that certain Amendment No. 1 to the Non-Competition and Non-Solicitation Agreement, dated as of August 16, 2017 (collectively, the “Non-Competition Agreement”); and

WHEREAS, each Party desires to provide recruiting services to the other Party, and each Party desires to compensate the other Party for such services, in each case as more particularly described in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Any capitalized term used but not defined in this Section 1 or elsewhere in this Agreement shall have the meaning ascribed to such term in the Framework Agreement.

(a)“Customer” means a residential homeowner that signs a Customer Agreement.

(b)“Customer Agreement” means an agreement with a Customer on a Party’s standard form.

(c)“Dealer” means an independent contractor engaged by a Party that provides lead generation, solicitation, marketing, and/or advertising services to identify prospective customers for such Party.  A Dealer of a Party will continue to be deemed a Dealer of such Party for one hundred eighty (180) days after termination of relationship between such Party and such Dealer.

(d)“Event of Default” means the failure of either Party to comply with any material obligation under this Agreement and such Party’s subsequent failure to cure such non-compliance within thirty (30) days following written notice or becoming aware thereof.

EXECUTION

(e)“Historical Recruit” means each Recruited Individual that (i) was hired by VSLR beginning on June 1, 2019 and ending on July 31, 2019; and (ii) immediately prior to such date of hire by VSLR, was employed by Smart Home. The complete list of the Historical Recruits is set forth on Exhibit A.

(f)“Installed System” means a System that was installed by a Party in its entirety (including electrically complete).

(g)“Key Employee” means (i) any member of a Party’s executive or senior management team, (ii) any employee of a Party who is (1) primarily engaged in sales, or (2) managing installation or servicing of that Party’s products and services to end user customers. A Key Employee of a Party will continue to be deemed a Key Employee of such Party for one hundred eighty (180) days after termination of the employment relationship between such Party and such Key Employee.

(h)“Leader” means, as applicable, a Party’s district sales managers, regional sales directors, and regional sales vice presidents

(i)“New Recruit” means each Recruited Individual who was hired by a Party after August 1, 2019. For the avoidance of doubt, a Sales Representative recruited by a New Recruit shall not be considered a New Recruit.

(j)“Originated” means when a Sales Representative solicits a prospective customer for interest in a System and such Customer (i) is eligible and qualifies under the Party’s applicable credit and underwriting policies; (ii) signs a Customer Agreement; and (iii) passes a Welcome Call to the Party’s satisfaction.

(k)“Override” means an amount denoted in cents per watt per Installed System that was Originated by a New Recruit that would have otherwise been paid by a Party to its Leaders for such Installed System.

(l)“Recruited Individual” means a Sales Representative that was employed by a Party immediately prior to the date he or she became employed by the other Party.

(m)“Restricted Parties” means

(i)with respect to Smart Home, collectively, 313 Acquisition, LLC, a Delaware limited liability company and all of its direct or indirect subsidiaries that may exist now or after the Effective Date (but specifically excluding Vivint Solar, Inc. and its direct and indirect subsidiaries), together with their respective employees, agents, and contractors.

(ii)with respect to VSLR, collectively, Vivint Solar, Inc., a Delaware corporation and all of its direct or indirect subsidiaries that may exist now or after the Effective Date, together with their respective employees, agents, and contractors

(n)“System” means (1) with respect to VSLR, a photovoltaic system comprised of panels, inverters, racking, and other component parts; and (2) with respect to SmartHome, a smart home system and each component connected thereto.

(o)“Term” means the period commencing on the Effective Date and terminating on the second (2nd) anniversary hereof.

2	Recruiting Services Agreement
(VSLR – Smart Home)

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2.Provision of Services; Standard of Performance; Fees.

(a)Services.  Each Party will provide to the other Party certain services relating to the recruiting of qualified door-to-door sales representatives for employment with the other Party (each, a “Sales Representative”) and other recruiting-related services requested by a Party from time to time (collectively, the “Services”).

(b)Performance Standards.  Each Party will perform the Services with the same degree of care and diligence that it performs its own operations, in a diligent and workmanlike manner in accordance with industry standards and otherwise in accordance with all applicable laws.

3.Fees and Payments.

(a)Recruiting Fees.  Each Party agrees to pay to the other Party the recruiting services fees as set forth in Exhibit B (collectively, the “Recruiting Fees”). The Parties agree to review the Recruiting Fees on an annual basis or upon the request of either Party, by providing the other Party with thirty (30) days’ notice, and such request shall not be made more than twice per calendar year.  Exhibit B and the Recruiting Fees may only be amended or modified by the Parties by and through the prior written consent of the Chief Executive Officers of both Parties.  For the avoidance of doubt, no Recruited Individual shall be entitled to additional fees under the Dealer Agreement.

(b)Claw-back.  If the Customer Agreement associated with any Installed System for which a Recruiting Fee was paid by a Party is cancelled or terminated for any reason within one (1) year of receipt of (i) with respect to VSLR, permission to operate from the applicable utility, and (ii) with respect to Smart Home, installation of the System, all Recruiting Fees paid to the Party with respect to such Customer Agreement and Installed System shall be promptly reimbursed by such Party.  To the extent of any such reimbursements, a Party may set off or otherwise deduct such reimbursed amounts from the Recruiting Fees otherwise due to the other Party under this Agreement or any other payment due by one Party to the other Party.

(c)Payments.  All Recruiting Fees earned by a Party in a calendar month will be paid by the other Party within thirty (30) days after the end of such calendar month.  Upon the reasonable request of a Party, the other Party will provide to such Party a summary of the Installed Systems that were Originated by Recruited Individuals in such monthly period.

(d)Taxes.  The Recruiting Fees are inclusive of all U.S. federal, state or local or non-U.S. sales, use, goods and services, value added or other similar Taxes or duties or other fees, however designated.  If the provision of the Services or the relationship created between the Parties under this Agreement gives rise to any Tax, that Tax will be the responsibility of the applicable Party.  The Parties will cooperate with each other in order to minimize any Taxes relating to the Recruiting Fees and to carry out the intent of this Agreement.  Each Party is responsible for its own income, franchise, business and occupation and similar Taxes.

4.Scope of Relationship; Non-Solicitation.

(a)Non-Exclusive.  The business relationship described in this Agreement is not exclusive and nothing in this Agreement shall prevent either Party from independently pursuing a market opportunity with any other person or entity.

3	Recruiting Services Agreement
(VSLR – Smart Home)

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(b)Non-Solicitation.

(i)During the Term, each Party agrees that it will not and will cause its  Restricted Parties to not (1) directly or indirectly solicit or recruit any Key Employee or Dealer of the other Party, or (2) encourage or in any way entice a Key Employee or Dealer of the other Party to terminate or in any way cease its relationship with such other Party.

(ii)Notwithstanding the foregoing, the Parties agree that the following will not be a violation of this Section 4(b): the use of general newspaper or online advertisement and other general non-targeted recruitment techniques in the ordinary course of business.

(iii)The requirements set forth in this Section 4(b) may not be waived by any employee, agent, or other person except as specifically approved by each Party’s Chief Executive Officer or President in writing.

(iv)Each Party acknowledges and agrees that the remedy at law for any breach of this Section 4(b) may be inadequate, and that the sole and exclusive remedy for any breach by a Party or its Restricted Parties of the foregoing obligations shall be for the other Party to seek specific performance, injunctive relief or another equitable remedy.

5.Term and Early Termination.

(a)Term.  This Agreement shall commence on the Effective Date and shall continue throughout the Term; provided that this Agreement may be terminated earlier upon the occurrence of the following:

(i)either Party undergoes a Change of Control;

(ii)the Dealer Agreement is terminated for any reason;

(iii)either Party provides 60 days’ written notice of its desire to terminate this Agreement; or

(iv)an Event of Default.

(b)No Waiver.  Termination of this Agreement by either Party will not act as a waiver of any breach or as a release of either Party from any liability for any breach or indemnification obligations. Termination of this Agreement by a Party will be without prejudice to any other right or remedy of that Party under this Agreement or applicable Law.

(c)Survival.  The following Sections will survive any termination of this Agreement: Sections 3 (with respect to amounts owed as of termination), 4, 5, 6, and 7.

6.Indemnification; Limitation of Liability.

(a)Indemnification.

(i)Except to the extent directly caused by the negligence or willful misconduct of VSLR, and without limiting any other Transaction Agreement, Smart Home hereby agrees to defend, pay, indemnify, and hold VSLR (and its Representatives, Subsidiaries, and other Affiliates, other than Smart Home and all direct and indirect subsidiaries of Vivint Smart Home,

4	Recruiting Services Agreement
(VSLR – Smart Home)

EXECUTION

Inc.) and its Subcontractors harmless from and against any and all claims, demands, proceedings, judgments, and other liabilities of every kind, and all reasonable expenses incurred in investigation and resisting the same (including reasonable attorneys’ fees), resulting from or in connection with all third Person Actions arising from or relating to: (i) the gross negligence or willful misconduct of Smart Home, Smart Home’s Representatives, Subsidiaries or Subcontractors, or any third Person performing Services on behalf of Smart Home under this Agreement; or (ii) the failure by Smart Home to comply with its obligations to any Smart Home employee, including payment of wages, provision of benefits, and payment of employment Taxes.  If VSLR seeks indemnification, then it will promptly notify Smart Home in writing of the Action for which indemnification is sought, but the failure to give such notice will not relieve Smart Home of its obligations under this Agreement except to the extent that Smart Home was actually and materially prejudiced by that failure.  Smart Home will have the right to control the defense and settlement of the Action, but VSLR may, at its option and expense, participate and appear on an equal footing with Smart Home.  Smart Home may not settle the Action without the prior written approval of VSLR, which approval will not be unreasonably withheld, conditioned or delayed.

(ii)Except to the extent directly caused by the negligence or willful misconduct of Smart Home, and without limiting any other Transaction Agreement, VSLR hereby agrees to defend, pay, indemnify, and hold Smart Home (and its Representatives, Subsidiaries, and other Affiliates, other than Vivint Solar, Inc. and all direct and indirect subsidiaries of Vivint Solar, Inc.) and its Subcontractors harmless from and against any and all claims, demands, proceedings, judgments, and other liabilities of every kind, and all reasonable expenses incurred in investigation and resisting the same (including reasonable attorneys’ fees), resulting from or in connection with all third Person Actions arising from or relating to: (i) the gross negligence or willful misconduct of VSLR, VSLR’s Representatives, Subsidiaries or Subcontractors, or any third Person performing Services on behalf of VSLR under this Agreement; or (ii) the failure by VSLR to comply with its obligations to any VSLR employee, including payment of wages, provision of benefits, and payment of employment Taxes.  If Smart Home seeks indemnification, then it will promptly notify VSLR in writing of the Action for which indemnification is sought, but the failure to give such notice will not relieve VSLR of its obligations under this Agreement except to the extent that VSLR was actually and materially prejudiced by that failure.  VSLR will have the right to control the defense and settlement of the Action, but Smart Home may, at its option and expense, participate and appear on an equal footing with VSLR.  VSLR may not settle the Action without the prior written approval of Smart Home, which approval will not be unreasonably withheld, conditioned or delayed.

(b)Limitation of Liability.  Except for any breach by a Party of the confidentiality provisions of the Master Framework Agreement, breach of the non-solicitation provisions under Section 4(b), and/or liability arising from the gross negligence or willful misconduct of a Party (including liability arising from damage to personal property or the death or injury of any Person caused by the gross negligence or willful misconduct of a Party), (i) neither Party will have any liability to the other Party under this Agreement for compensatory, punitive, special, incidental or consequential damages (including loss of profits), regardless of the circumstances under which those damages arose, even if advised of the possibility of those damages; and (ii) the maximum liability of either Party under this Agreement, including with respect to the performance or breach of this Agreement, whether in contract, in tort (including negligence and strict liability) or otherwise, will not exceed greater of $5,000,000 or the aggregate amount of all Recruiting Fees paid hereunder.

5	Recruiting Services Agreement
(VSLR – Smart Home)

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7.Miscellaneous.

(a)Framework Agreement.  This Agreement is entered into pursuant to the Framework Agreement, and all applicable terms therein are incorporated herein by reference (mutatis mutandis), including (without limitation):  Section 4 (Confidentiality) and Section 6 (Miscellaneous).

(b)Amendment and Waiver.  Except for an adjustment to the Recruiting Fees pursuant to Section 3 above, no provisions of this Agreement may be amended or waived except by and through the prior written consent signed by the Chief Executive Officers of each Party, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(c)Cooperation.  The Parties will reasonably cooperate in good faith with each other in connection with the provision of the Services.

(d)Dispute Resolution.  If a dispute arises regarding the interpretation or execution of this Agreement, the Parties will negotiate in good faith and attempt to resolve that dispute. If the Parties are unable to resolve a dispute within two (2) weeks, then (and only then) either Party may pursue legal recourse pursuant to the terms of the Master Framework Agreement.

[SIGNATURE PAGES FOLLOW]

6	Recruiting Services Agreement
(VSLR – Smart Home)

EXECUTION

IN WITNESS WHEREOF, the Parties enter into this Agreement as of the Effective Date.

VIVINT SOLAR DEVELOPER, LLC, a Delaware limited liability company
By:	/s/ David Bywater
Name:	David Bywater
Title:	Chief Executive Officer

VIVINT, INC., a Utah corporation
By:	/s/ Todd Santiago
Name:	Todd Santiago
Title:	Chief Revenue Officer

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EXHIBIT A

RECRUITED INDIVIDUALS

[***]

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EXHIBIT B

FORM OF
FEE SCHEDULE ______

Effective Date:  ___________,20__

This FEE SCHEDULE No. _______ (this “Schedule”) is entered into as of the Effective Date set forth above pursuant to that certain Recruiting Services Agreement (the “Agreement”), dated as of _________, 2020, by and between VIVINT SOLAR DEVELOPER, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “VSLR”), and VIVINT, INC., a Utah corporation (together with its successors and permitted assigns “Smart Home”). Each of VSLR and Smart Home may also be referred to herein individually as a “Party”, and collectively as the “Parties”.  Any capitalized term used on this Schedule but not defined herein shall have the meaning ascribed to such term in the Agreement.

1.VSLR Recruiting Fees.  VSLR will pay Smart Home the following amounts for each Installed System:

2.SmartHome Recruiting Fees.  SmartHome will pay VSLR the following amounts for each Installed System that was Installed on or after the Effective Date:

[SIGNATURE PAGES FOLLOW]

EXECUTION

IN WITNESS WHEREOF, the parties hereto have executed this Fee Schedule No. 1 by their duly authorized representative to be effective as of the date first set forth above.

VIVINT SOLAR DEVELOPER, LLC, a Delaware limited liability company
By:
Name:	David Bywater
Title:	Chief Executive Officer

VIVINT, INC., a Utah corporation
By:
Name:
Title:

The Parties hereby agree that this Schedule supersedes any and all prior dated fee schedule under the Agreement.